EXHIBIT 99.2

ANSYS, INC. FIRST QUARTER 2019

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

May 1, 2019

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q1 2019 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

May 2, 2019

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at https://investors.ansys.com and click on News & Events, then Events Calendar.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to the ANSYS conference call.
•	A replay will be available within two hours of the call's completion at https://investors.ansys.com/news-and-events/events-calendar or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10130626.

SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2019 earnings press release, which can be found on our website in the "About ANSYS - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

Constant currency amounts exclude the effect of foreign currency fluctuations on the reported results. To present this information, the 2019 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2018, rather than the actual exchange rates in effect for 2019. The constant currency growth rates are calculated by adjusting the 2019 reported results to exclude the 2019 currency fluctuation impacts and comparing to the 2018 reported results.

FIRST QUARTER 2019 OVERVIEW

We had a strong start to the year with revenue and earnings that exceeded the high end of our guidance. We reported first quarter consolidated non-GAAP revenue of $319.9 million, an increase of 13% in reported currency and 16% in constant currency. We also achieved non-GAAP EPS of $1.29, which represented 8% growth over Q1 2018. Our financial results for Q1 2019 included operating cash flows of $151.6 million.

The following are other notable comments related to Q1 2019:

•	Lease license revenue grew 45%, driven primarily by an increase in multi-year contracts, and maintenance revenue grew 15% for the quarter, both in constant currency. Our services revenue grew 46% and was strongly influenced by projects to assist our customers with broader adoption of ANSYS simulation tools, as well as the contributions from recent acquisitions.

•	Our direct and indirect businesses contributed 71% and 29%, respectively, of Q1 2019 revenue.

•	Annual contract value (ACV) increased 7% in constant currency for the first quarter.

•	Deferred revenue and backlog was $672.6 million at March 31, 2019, an increase of 13% over Q1 2018.

•	During the first quarter, we repurchased 0.3 million shares at an average price of $179.42 per share.

•	Total headcount on March 31, 2019 was approximately 3,700 employees.

Other Recent Highlights

•	In May 2019, we acquired certain assets and liabilities of DfR Solutions, a leader in quality, reliability and durability solutions for the electronics industry. The acquisition, combined with our existing comprehensive multiphysics solutions, will give customers a complete designer-level toolkit to analyze for electronics failure earlier in the design cycle.

•	Taiwan Semiconductor Manufacturing Company certified certain ANSYS multiphysics solutions on its latest technology. Through new certifications and a comprehensive suite of semiconductor design solutions, ANSYS helps empower its customers to meet the increasing demands of next-generation innovations in mobile, networking, 5G, artificial intelligence, cloud and data center applications.

•	We launched a Ph.D. fellowship program with the Indian Institute of Technology Bombay to accelerate groundbreaking research across healthcare and conservation industries. Over five years, we will fund Ph.D. fellowships to accelerate healthcare, environmental sustainability, conservation of resources and technology research with an underlying social impact.

•	We announced a partnership agreement with Ferrari Competizioni GT to create next-generation vehicle designs that promise a substantial advantage on the racetrack. Ferrari Competizioni GT engineers are advancing the aerodynamic performance of their elite race cars with ANSYS' industry-leading engineering simulation software.

DEFERRED REVENUE AND BACKLOG

(in thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Current Deferred Revenue	$330,890	$328,584	$311,718
Current Backlog	146,202	147,299	126,932
Total Current Deferred Revenue and Backlog	477,092	475,883	438,650

Long-Term Deferred Revenue	13,386	14,590	17,676
Long-Term Backlog	182,170	168,699	138,683
Total Long-Term Deferred Revenue and Backlog	195,556	183,289	156,359

Total Deferred Revenue and Backlog	$672,648	$659,172	$595,009

The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The expected impacts on reported revenue are $1.9 million and $7.3 million for the quarter ending June 30, 2019 and for the year ending December 31, 2019, respectively. The expected impacts on reported revenue include only the impacts for acquisitions that closed on or before March 31, 2019.

ACV

(in thousands)	Q1 2019	Q1 2018	% Change	% Change in Constant Currency
ACV	$303,490	$293,857	3.3%	7.0%

REVENUE HIGHLIGHTS

(in thousands, except percentages)	Q1 2019	% of Total	Q1 2018	% of Total	% Change	% Change in Constant Currency
Lease	$69,397	21.7%	$48,772	17.2%	42.3%	45.2%
Perpetual	54,013	16.9%	61,274	21.6%	(11.9)%	(8.9)%
Maintenance	183,873	57.5%	164,297	58.0%	11.9%	15.4%
Service	12,627	3.9%	8,931	3.2%	41.4%	46.0%
Total	$319,910		$283,274		12.9%	16.2%

As a result of the Company's application of the fair value provisions applicable to the accounting for business combinations, there were impacts on GAAP revenue of $2.8 million and $0.4 million for the first quarter of 2019 and the first quarter of 2018, respectively.

GEOGRAPHIC REVENUE HIGHLIGHTS

(in thousands, except percentages)	Q1 2019	% of Total	Q1 2018	% of Total	% Change	% Change in Constant Currency
Americas	$147,553	46.1%	$104,201	36.8%	41.6%	41.8%

Germany	30,684	9.6%	45,538	16.1%	(32.6)%	(27.2)%
United Kingdom	9,623	3.0%	8,386	3.0%	14.8%	22.1%
Other EMEA	50,902	15.9%	51,200	18.1%	(0.6)%	6.4%
EMEA	91,209	28.5%	105,124	37.1%	(13.2)%	(6.9)%

Japan	33,944	10.6%	30,669	10.8%	10.7%	13.3%
Other Asia-Pacific	47,204	14.8%	43,280	15.3%	9.1%	12.9%
Asia-Pacific	81,148	25.4%	73,949	26.1%	9.7%	13.1%

Total	$319,910		$283,274		12.9%	16.2%

Regional Commentary

Under the current accounting for revenue, the value and duration of multi-year contracts entered into during the period significantly impact the recognition of revenue. As a result, quarterly revenue may fluctuate significantly due to the timing of such contracts. Large swings in revenue growth rates, such as those in the Americas and EMEA this quarter, are not necessarily indicative of customer activity in those regions during the periods presented.

Americas

The Americas led the regions with 41.8% constant currency revenue growth, including double-digit constant currency growth across all classes of revenue. The Americas experienced industry trends consistent with those from the second half of 2018. The high-tech industry showed growth as companies continued to innovate and invest in smart connected products, 5G, artificial intelligence and data centers. The aerospace and defense industry's growth was a result of an increase in defense spending on next-generation systems, particularly in the United States. The automotive industry remained strong due to continued investments in autonomous vehicles and electrification.

EMEA

Revenue declined by 6.9%, on a constant currency basis, in EMEA. The decline in Germany, primarily due to large multi-year contracts entered into during Q1 2018, was partially offset by strong growth in the United Kingdom. The automotive industry bolstered EMEA, as it experienced similar trends to those found in the Americas. The region's aerospace and defense performance was limited by the absence of new aircraft programs.

Asia-Pacific

Asia-Pacific experienced constant currency growth of 13.1% with increases across all countries in the region. The high-tech industry is the region's strongest sector. China, Japan and South Korea continue to deploy investments in technology, particularly in the areas of 5G, artificial intelligence and related semiconductor technologies. The autonomous vehicle and electrification trends of the automotive industry continue to positively impact the region.

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended
(in thousands)	March 31, 2019	March 31, 2018
Gross margin	91.1%	89.8%
Operating margin	42.9%	45.0%
Effective tax rate	21.0%	20.4%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $607.6 million as of March 31, 2019, of which 66% was held domestically.
•	Operating cash flows were $151.6 million for the first quarter of 2019 as compared to $132.4 million for the first quarter of 2018.
•	Cash paid for acquisitions, net of cash acquired, totaled $244.3 million for the first quarter of 2019.
•	Capital expenditures totaled $6.9 million for the first quarter of 2019. We are currently planning total 2019 capital expenditures in the range of $35 - $40 million.

SHARE COUNT AND SHARE REPURCHASES

We had 85.5 million fully diluted weighted average shares outstanding in Q1. In line with our commitment to return capital to stockholders, we repurchased 0.3 million shares during Q1 at an average price of $179.42 per share. As of March 31, 2019, the Company had 3.6 million shares remaining available for repurchase under its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended
(in thousands, except per share data)	March 31, 2019	March 31, 2018
Cost of sales:
Maintenance and service	$1,228	$1,010
Operating expenses:
Selling, general and administrative	13,131	8,278
Research and development	9,441	5,981
Stock-based compensation expense before taxes	23,800	15,269
Related income tax benefits	(11,076)	(11,304)
Stock-based compensation expense, net of taxes	$12,724	$3,965
Net impact on earnings per share:
Diluted earnings per share	$(0.15)	$(0.05)

CURRENCY

CURRENCY IMPACTS: The first quarter 2019 revenue and operating income, as compared to the first quarter 2018, were impacted by fluctuations in the U.S. Dollar. The impacts on revenue and operating income are reflected in the table below. Amounts in brackets indicate an adverse impact from currency fluctuations.

Three Months Ended
(in thousands)	March 31, 2019
Revenue	$(9,281)
Operating income	$(3,504)

There were adverse foreign exchange impacts on deferred revenue and backlog of $3.8 million for the first quarter 2019.

OUTLOOK

Q2 2019 OUTLOOK: We are currently forecasting the following for Q2 2019:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$322.9 - $342.9	$325.0 - $345.0
Operating margin	27.0% - 29.0%	39.0% - 41.0%
Effective tax rate	18.0% - 21.0%	21.0% - 22.0%
Diluted earnings per share	$0.79 - $1.00	$1.18 - $1.30

FY 2019 OUTLOOK: We are updating our FY 2019 forecast based on our current sales visibility and the assumption of a continuation of a similar business climate to that we experienced in the first quarter. We are currently forecasting:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,421.9 - $1,471.9	$1,430.0 - $1,480.0
Operating margin	32.0% - 34.0%	43.0% - 44.0%
Effective tax rate	18.0% - 21.0%	21.0% - 22.0%
Diluted earnings per share	$4.30 - $4.82	$5.75 - $6.10

In addition, we are updating our forecast for the following for FY 2019:

(in millions)	Other Financial Metrics
ACV	$1,425.0 - $1,470.0
Operating cash flows	$470.0 - $510.0

We are currently expecting approximately 86.0 million fully diluted shares outstanding for both Q2 2019 and FY 2019.

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	British Pound	Japanese Yen
Q2 2019	1.10 - 1.13	1.28 - 1.31	110 - 113
FY 2019	1.11 - 1.14	1.29 - 1.32	109 - 112

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Annual Contract Value (ACV): ACV is composed of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•	the value of perpetual license contracts with start dates during the period, plus
•	the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•	the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2018 - December 31, 2020 would contribute $100,000 to ACV in each of fiscal years 2018, 2019 and 2020.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2018 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows:  fiscal year 2018: $240,000 ($200,000 + $40,000); fiscal years 2019 and 2020: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2019, FY 2019 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the Annual Report on Form 10-K.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
	Three Months Ended
	March 31, 2019				March 31, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$317,130	$2,780	(1)	$319,910	$282,873	$401	(4)	$283,274
Operating income	95,649	41,537	(2)	137,186	95,061	32,351	(5)	127,412
Operating profit margin	30.2%			42.9%	33.6%			45.0%
Net income	$86,230	$24,440	(3)	$110,670	$84,280	$18,784	(6)	$103,064
Earnings per share – diluted:
Earnings per share	$1.01			$1.29	$0.98			$1.20
Weighted average shares	85,493			85,493	86,152			86,152

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $23.8 million of stock-based compensation expense, $4.0 million of excess payroll taxes related to stock-based awards, $8.3 million of amortization expense associated with intangible assets acquired in business combinations, $2.7 million of transaction expenses related to business combinations and the $2.8 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $15.6 million, adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $1.3 million, and rabbi trust income of $0.2 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $15.3 million of stock-based compensation expense, $3.1 million of excess payroll taxes related to stock-based awards, $12.2 million of amortization expense associated with intangible assets acquired in business combinations, $1.4 million of transaction expenses related to business combinations and the $0.4 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, decreased for the related income tax impact of $15.0 million and increased for adjustments related to the transition tax associated with the Tax Cuts and Jobs Act of $1.4 million.

NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Tax Cuts and Jobs Act. The Company recorded impacts to its income tax provision related to the enactment of the Tax Cuts and Jobs Act, specifically for the transition tax related to unrepatriated cash and the impacts of the tax rate change on net deferred tax assets. Management excludes these impacts for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as (i) the charges are not expected to recur as part of its normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, IRC

(724) 820-3700

annette.arribas@ansys.com